Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of McGraw Hill, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated June 11, 2026, with respect to the consolidated financial statements of McGraw Hill, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 24, 2026